Welcome To
                           First Indiana Corporation's
                                 Annual Meeting

                                 April 30, 2002

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                               Robert H. McKinney
                                    Chairman



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First Indiana Corporation logo

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                                 Marni McKinney
                              Vice Chairman and CEO

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                                 Creating Value
*        Our clients
*        Our community
*        Our shareholders

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Mission Statement

Lead businesses to successful solutions. Lead people to wise financial decisions. Leave our associates and shareholders enriched. Leave the community a better place.


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What's right for the client translates into value for the shareholder.


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                                     Trusted
                                     Advisor

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Three D Vision
*        Discovery of our clients' needs
*        Delivery of innovative products and services
*        Dialogue to earn a place as the company of choice for our clients'
                financial solutions

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We've Been Successful
*        More than 90 percent of clients in our Physician's Group use 3 or more
                Somerset Services
*        Of Somerset's other entrepreneurial clients, more than 90 percent use
                2 or more services
*        Business Lending clients average 3 or more services from across the
                Corporation

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We've Been Successful
*        Averaged 8.2 sales per banker per day in 2001
*        Retail banking division investment referrals increased 225% over the first quarter of 2001
*        Associate internal referral system produced 50 closed referrals in the first quarter of 2002 for $3.2 mil. in deposits and $6.3 mil. in loans

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Creating Value for the Client
*        Team of seasoned business lenders
*        Six new or remodeled banking centers
*        Associate training
*        Commitment to Three D Vision
*        One View

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Creating Value for the Community
*        National bank charter
*        Building the community by building local businesses
*        Becoming a trusted advisor to businesses

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Creating Value for the Community
*        Habitat for Humanity
*        The Salvation Army
*        Kelley School of Business
*        Butler University
*        The Indianapolis Art Center
*        The United Way of Central Indiana
*        And many others
*        Associate involvement

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Creating Value for Shareholders
*        Growth
*        Vision

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Growth
*        Three of the last four quarters were record earnings
*        Stock price has been strong
*        Five-for-four stock split
*        Growing Indianapolis market

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Vision
*        Acquisitions
*        New products
*        Technology and systems
*        Creating a culture to do what's right for the client

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Creating Value
*        Our clients
*        Our community
*        Our shareholders

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Trusted Advisor = Shareholder Value


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First Indiana Corporation logo

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                               Owen B. Melton, Jr.
                                    President


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Statements  contained in this  presentation  that are not  historical  facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Corporation intends such forward-looking statements to be covered by the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe-harbor provisions. The Corporation's ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and involves a number of risks and uncertainties. In particular, among the factors that could cause actual results to differ materially are changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets in general or the loan market in particular, changes in the real estate market, statutory or regulatory changes, or unanticipated results in pending legal proceedings. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Corporation undertakes no obligation to
publicly  release  the  results  of  any  revisions  to  these   forward-looking
statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Net Earnings

Slide shows 10 years of net earnings in graph format.

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Return on Equity

Slide shows 5 years of return on equity in graph format.

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Assets

Slide shows 5 years of assets in graph format.

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Our Goals for 2001
*        Capitalize on our Three D Vision sales and service culture.
*        Capitalize on Somerset as a further differentiator.
*        Capitalize on the turmoil in the local business banking market.
*        Capitalize on alternative channels.
* Successfully compete to gain 100 percent of the market for business financial solutions in Central Indiana.


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Our Goals for 2001
* Capitalize on our Three D Vision sales and service culture.

* In 2001 we had 120 closed referrals for $26 million in deposits, $12 million in loans, and $100,785 in estimated fee income.
* Sales per banker per day exceeded 2001 target by 60%.




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Our Goals for 2001
*        Capitalize on Somerset as a further differentiator.

* No other financial institution in Central Indiana offers our breadth of services with the combination of the Bank and Somerset.
* The Bank established an expertise in commercial construction lending to capitalize on the significant penetration Somerset has in the local contractor market.






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Our Goals for 2001
*        Capitalize on Somerset as a further differentiator.

* Somerset and Bank associates meet regularly to discover ways to help specific clients with products and services from across the Corporation.
*        In 2001, the Bank gained $5 mil. in new deposits through referrals from Somerset.




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Our Goals for 2001
*        Capitalize on Somerset as a further differentiator.

*        Our Business Lending division booked $10 mil. in business attributable to Somerset.
*        Of new Business Lending relationships over $1 mil. begun in 2001, 10%
                are also Somerset clients.
*        ...And we've just begun to leverage the Somerset merger.




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Our Goals for 2001
* Capitalize on the turmoil in the local business banking market.

*        Business loans increased 68 percent to $443.5 million at December 31,
                2001 over 2000.
*        Business deposits increased 43% in 2001.
*        Recruited experienced lenders from competition.

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Our Goals for 2001
*        Capitalize on alternative channels.

* Average 143 Internet and Call Center account openings per month since April 2000.
*        Call Center opened 837 deposit accounts in 2001 for over $6 mil.
*        Call Center transfer rate dropped drastically from 25 % in Jan. to 11%
                in Dec. of 2001.



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Our Goals for 2001
* Successfully compete to gain 100 percent of the market for business financial solutions in Central Indiana.

*        Continue to make inroads into the marketplace.
*        Number of loans increased 68% in 2001.
*        Much of the growth came from new relationships.


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Goals for 2002
*        Continue to capitalize on our successes from 2001.
*        Continue to be true to our mission.
*        Continue to be relationship based.
*        Continue to increase our share of client.
* Continue to capitalize on the synergies between the Bank and Somerset.

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Mission Statement

Lead businesses to successful solutions.
Lead people to wise financial decisions.
Leave our associates and shareholders enriched.
Leave the community a better place



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Share of Client vs.
Share of Market
*       We discover clients' needs and create solutions that will help them reach their financial goals.
*       Our goal is to have multiple relationships with our clients through products that ensure profitability to First Indiana.
*       This leads to increased share of market.

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The Relationship Bank
*        Everybody says they're the relationship bank.
*        Why do we think we can actually do it?
*        We're big enough to put the resources toward it and small enough to make it manageable.
*        We're investing in our people by coaching and developing our associates.


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Synergies of Banking, Consulting,
and Asset Management

First Indiana Bank
*        Lending
*        Cash Management
*        Institutional Portfolio Management
*        Estate and Guardianship Administration
*        Trust Services
*        On-Line Banking
*        Full Service Personal Banking

The Somerset Group
*        Insurance
*        Retirement Plan Consulting
*        Wealth Management
*        Health Care Business Consulting
*        Valuation Services
*        Entrepreneurial Business Consulting
*        Tax & Accounting Services
*        Financial Planning

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                               December 19, 2001
                A day that will live in infamy at First Indiana
  We announced that we would lose 4th quarter 2001 earnings due to additional charge-offs.

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 The primary result was uncovered overdrafts by a construction lending client.
 This increased non-interest expense by $4 million in the fourth quarter 2001.

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                               That's the bad news

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                              The Good News is.....
* The client has agreed to provide collateral to support full repayment of the overdrafts.
* We're pleased to announce the first quarter 2002 payment has been made.

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Now what have we done to lessen the opportunity for this to occur in the future?

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                                   Action Plan
* Engaged an outside expert to review operations and make recommendations for changes.
* Hired a new Deposit Operations manager with 27 years of experience at Bank One/INB.
*        Restructured Deposit Operations with new managers.
*        Instituted better policy of insuring any potential bad news goes up the chain of command as soon as possible.


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                               Commercial Banking

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Growth Opportunity
*        Consolidation provides great opportunity for business
                relationships growth.
*        Somerset merger enhances range of services available to businesses.
*        National Bank Charter, effective August 1, 2001.
*        First Indiana Bank, N.A.
*        Former Thrift charter limited business loans to 10% of the portfolio.
*        National Bank charter has no such restrictions.



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First Indiana Corporation

                            First Indiana Corporation

                First Indiana Bank, N.A.        Somerset Financial
                     National Bank                   Services

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     As of December 31, 2001, First Indiana Bank, N.A. is the 241st largest commercial bank in the U.S. out of a universe of 8,457 banks.

Source: Amercian Banker April 12, 2002

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Residential Originations

Slide shows 5 years of residential originations in graph format.
              This does not mean we don't make residential loans.

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Transition to a Commercial Bank

Residential loans as a percent of loan portfolio was 64.3% in 1990 and 16.7% at 12/31/01.

Business loans as a percent of loan portfolio was 0.2% in 1990 and 25.2% at 12/31/01.

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Business Deposits

Slide shows 5 years of business deposits in graph format.
Dollars in Thousands
* 1997   54,730
* 1998   62,548
* 1999   64,398
* 2000   83,004
* 2001  119,100
Only 3 commercial loan clients don't have their demand deposits with us.

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Business Loans Outstanding

Slide shows 5 years of business loans outstanding in graph format, including the percent increase between each year.

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Business Loans
*        Our average commercial loan over $1 mil. is $4.6 mil.
*        No commercial loan is larger than $19 mil.
*        Only 14 relationships in which loan amount is great than $10 mil.


As of 12/31/01


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                                 Retail Banking

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Retail Banking
*        26 banking centers
*        Full-service Call Center (virtual branch)


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Let The Client Choose the Channel
* Reports of the demise of the branch have been greatly exaggerated.
* Perceived physical convenience still the number one factor in choosing a bank.
* Therefore, we opened or remodeled 7 branches in 2000 and 2001.

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But.....
*        Clients still have electronic options for transactions.
*        Financial service products are, for the most part, commodities.
*        And the Information Age has made today's customer more savvy, because customers have more access to information.
*        And appreciates the convenience of Internet and telephone banking.

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Internet/Call Center Accounts Opened

Slide shows monthly Internet/Call Center Account Openings and Average Branch Account Openings for every other month beginning April 2000 and ending February 2002 graph format.

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Core Retail Household Growth

Slide shows 5 years of core retail household growth in graph format.
* 1997  39,895
* 1998  44,591
* 1999  53,382
* 2000  57,165
* 2001  60,151

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Checking Accounts

Slide shows 5 years of checking accounts in graph format.

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Total Deposits

Slide shows 5 years of total deposits in graph format.

Excluding Evansville Sale in 1999.

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                                Consumer Lending

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Consumer Loan Origination

Slide shows a map of the United States indicating all states where First Indiana originates consumer loans through independent agents.

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Consumer Finance Broker Relationships

Slide shows a map of the United States indicating all states where First Indiana has consumer finance broker relationships.

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Consumer Loans Outstanding

Slide shows 5 years of consumer loans outstanding, including 3/31/02, in graph format.

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                           Challenges We're Addressing

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Non-Performing Loans

Slide shows 5 years of non-performing loans, separated into Residential, Consumer, Construction/CRE, and Business categories, in graph format.

Residential and Consumer represent 58% of non-performing loans.


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                          Other Results of our Strategy

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Gain on Sale of Loans
                           Averaged over $1.5 million
                                   per quarter
                              Gain on Sale of loans
                            for the last 29 quarters

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Non-Interest Income

Slide shows 5 years of non-interest income in graph format.

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Peer Comparison

Slide shows 5 years of efficiency ratio, compared to Regional Banks, Indiana Banks, and Indiana Thrifts, including First Indiana's 3/31/02 ratio, in graph format.

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Peer Comparison

Slide shows 5 years of return on assets, compared to Regional Banks, Indiana Banks, and Indiana Thrifts, including First Indiana's 3/31/02 ROA, in graph format.

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Peer Comparison

Slide shows 5 years of return on equity, compared to Regional Banks, Indiana Banks, and Indiana Thrifts, including First Indiana's 3/31/02 ROE, in graph format.


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                              First Quarter Results

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Corresponding First Quarter Earnings

Slide shows 5 years of corresponding first quarter earnings, in graph format.

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Corresponding First Quarter Diluted Earnings Per Share

Slide shows 5 years of corresponding first quarter diluted EPS, in graph format.

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Credit Quality

Slide shows 5 years of net charge-offs, including the first quarter of 2002, in graph format.

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Why Invest in First Indiana?
*        Vibrant Central Indiana Market
- Strategically headquartered in a growing, vital city
- The nation's 12th largest city
- State Capital
- Crossroads of America
- Fastest growing city in Central Indiana
- Stable, diverse manufacturing and service employment base


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Why Invest in First Indiana?
*        Opportunity to Differentiate Ourselves
-        Local headquarters give us an edge over the competition in the market.
*        Local decisions
*        Stake in the community
-        Size gives us an edge over the competition in the market.
*        Other competitors too large to be agile or tap into our niche
*        Relatively small market share means huge upside


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Why Invest in First Indiana?
* Synergy from Combining Bank and Somerset Services
- Merger of banking, consulting, and asset management.
- Somerset has large client base needing banking services.
- First Indiana has large business client base needing wealth management, consulting, and accounting services.



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Why Invest in First Indiana?
*        Expertise in Commercial Banking
- Experienced team of commercial bankers
- Commercial loan officers have average of over 18 years' experience
- Trust officers have average of over 15 years' experience
*        Largest locally owned bank in Indianapolis

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Why Invest in First Indiana?
*        Strong Capital Position
-        Cushions First Indiana from economic uncertainty
-        Provides opportunities for strategic growth
*        Operating Efficiency
-        Bank subsidiary especially efficient
-        Right-sized branch network, with third-highest deposits per branch in
                Central Indiana



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Why Invest in First Indiana?
*        Associates and the McKinney family beneficially own over 28% of First
                Indiana common stock
*        Stock ownership guidelines
-        Directors                                            5x Compensation
-        Chairman, Vice Chairman, President                   5x Salary
-        Senior Vice Presidents                               3x Salary
-        First Vice Presidents                                2x Salary
-        Vice Presidents                                      1x Salary

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                               80% of my net worth
                    is directly tied to First Indiana stock.

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Why Invest in First Indiana?
*        A $100 investment in FIC in 1983 would now be worth $24,665.50, or a 19,608% return.

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Year-End Stock Price

Slide shows 5 years of year end stock price, adjusted for stock splits, including the price at 4/29/2002, in graph format.

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Dividend Pay Out Ratio

Slide shows 5 years of dividend pay out ratio, in graph format.

25% increase in dividends over 2001

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Market Makers
*        McDonald Investment Inc.
*        Herzog, Heine, Geduld, Inc
*        Knight Securities L.P.
*        Stifel Nicolaus & Co
*        Spear, Leeds & Kellogg
*        Sherwood Securities Corp
*        NatCity Investments, Inc.
*        Sandler O'Neill & Partners



*        Boenning & Scattergood Inc.
*        Dain Rauscher Inc.
*        Keefe, Bruyette & Woods, Inc
*        Midwest Res. First Tennessee



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First Indiana Corporation logo